Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-103267 of Ferrellgas Partners, L.P. on Form S-3, in
Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1 and in Post-Effective Amendment No. 1 to Registration Statements No. 333-87633 and No. 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our report, which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles, dated September 29, 2003, relating to the consolidated balance sheets of Ferrellgas, Inc. and Subsidiaries as of July 31, 2003 and 2002 appearing in this Current Report on Form 8-K of Ferrellgas Partners, L. P.



DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 21, 2003